Exhibit 10.1

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

The date of this prospectus is [Date].

MARSH & McLENNAN COMPANIES

2000 SENIOR EXECUTIVE INCENTIVE AND STOCK AWARD PLAN

Terms and Conditions of 5-Year Restricted Stock Awards to U.S. Grant Recipients

This award of restricted stock, granted on [Grant Date] under the Marsh & McLennan Companies (“MMC”) 2000 Senior Executive Incentive and Stock Award Plan (the “Plan”), is subject to the terms and conditions below. This award is intended to serve as recognition of your potential for future contributions to the success of MMC and to provide an appropriate additional incentive to remain with the Company so as to influence future outcomes in carrying out your professional and executive responsibilities.

I.	AWARD VESTING AND DISTRIBUTION

A.	Transfer Restrictions and Restriction Period

Prior to the vesting date thereof, your award of restricted stock shall not be transferable, directly or indirectly, by means of sale, assignment, exchange, hypothecation, encumbrance, pledge or otherwise (such restrictions, the “Transfer Restrictions”).

Your award of restricted stock is scheduled to vest and no longer be subject to any Transfer Restrictions on [Vesting Date]. The period during which the restricted stock is not vested and is subject to Transfer Restrictions is referred to herein as the “Restriction Period”.

B.	Issuance of Shares

Shares in respect of your restricted stock award shall be held in the custody of MMC or its designee for your account until the Transfer Restrictions lapse. MMC shall cause such shares to be distributed to you after the Transfer Restrictions lapse.

II.	RIGHTS OF RESTRICTED STOCK

During the Restriction Period, you have all the rights of a shareholder with respect to the restricted stock except for the right to transfer the restricted stock. Accordingly, you have the right to vote the restricted stock and the right to receive any dividends with respect thereto.

III.	TERMINATION OF EMPLOYMENT

If your employment with MMC or any of its subsidiaries or affiliates (the “Company”) terminates prior to [Vesting Date], your right to the restricted stock shall be as follows:

A.	Death

In the event your employment is terminated because of your death, the restricted stock will vest at such termination of employment.

B.	Permanent Disability

Should your employment terminate due to your total and permanent disability as determined under MMC’s long-term disability program, the restricted stock will vest at such termination of employment.

C.	Retirement

In the event you retire from the Company on or after your Normal Retirement Date (as defined in MMC’s primary retirement plan applicable to you), then the restricted stock will vest at such termination of employment.

D.	All Other Employment Terminations

For all other terminations of employment, all of your rights, title and interest in and to the restricted stock shall be forfeited on the date of termination.

IV.	CHANGE IN CONTROL PROVISIONS

A.	Change in Control

Upon the occurrence of a “Change in Control” of MMC, as defined in the Plan, the restricted stock will vest on the date of the Change in Control.

B.	Additional Payment

Should you receive shares from the vesting of restricted stock which was accelerated because of a Change in Control, all or part of the value of those shares on the date of vesting (the “Accelerated Shares”) may be subject to a 20% federal excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”). The Excise Tax is imposed when the value, as determined by applicable regulations, of payments in the nature of compensation contingent on a Change in Control (including all or a portion of the Accelerated Shares) equals or exceeds three times the average of your last five years’ W-2 earnings.

If a Change in Control occurs and the vesting of your restricted stock is accelerated, MMC will determine if the Excise Tax is payable by you. If Excise Tax is payable by you, MMC will pay to you, within five days of making the determination, an amount of money (the “Additional Payment”) such that after payment of applicable federal, state and local income taxes, employment taxes and any Excise Tax imposed upon the Additional Payment, you will retain an amount of the Additional Payment equal to the Excise Tax imposed in respect of the Accelerated Shares. If the Additional Payment, after payment of applicable taxes, is later determined to be less than the amount necessary to reimburse you for the Excise Tax you owe, a further payment will be made to you. If the Additional Payment, after payment of applicable taxes, is later determined to be more than the amount necessary to reimburse you for the Excise Tax you owe, you will be required to reimburse MMC for such excess.

V.	ADDITIONAL PROVISIONS APPLICABLE TO COVERED EMPLOYEES

Notwithstanding any other provision herein, for any employee expected to be covered under Section 162(m)(3) (a “Covered Employee”) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), MMC may cancel this award of restricted stock prior to the lapse of the Transfer Restrictions and grant an equivalent number of restricted stock units (“Replacement RSUs”). Shares in respect of Replacement RSUs shall not be distributable while such employee is a Covered Employee and may become distributable upon such other events as determined by the Compensation Committee of the MMC Board of Directors (the “Committee”). The Replacement RSUs shall be subject to additional terms and conditions as determined by the Committee in its sole discretion including, without limitation, those to ensure compliance with the requirements of Section 409A of the Code (regarding nonqualified deferred compensation).

According to U.S. Internal Revenue Service regulations, employees covered under Section 162(m)(3) of the Code include (1) the chief executive officer of MMC as of the last day of the year of distribution and (2) the four highest-paid executive officers of MMC, other than the chief executive officer, who are employed on the last day of the year of distribution.

VI.	OTHER PROVISIONS

A.

MMC is not liable for the non-issuance or non-transfer, nor for any delay in the issuance or transfer, of any shares of common stock due to you, which results from the inability of MMC to obtain, from each regulatory body having jurisdiction, all requisite authority to issue or transfer the shares, if counsel for MMC deems such authority necessary for the lawful issuance or transfer of any such shares.

B.

The award is subject to these terms and conditions and to the terms and conditions of the Plan, and your acceptance hereof shall constitute your agreement to all such terms and conditions and to the administrative regulations of the Committee. In the event of any inconsistency between these terms and conditions and the provisions of the Plan, the provisions of the latter shall prevail. Your acceptance of this award constitutes your agreement that the shares of common stock acquired hereunder, if any, will not be sold or otherwise disposed of by you in violation of any applicable securities laws or regulations.

C.

The Committee has full discretion and authority to control and manage the operation and administration of the awards and the Plan. The Committee is comprised of at least two members of the MMC Board of Directors.

D.

The MMC Board of Directors may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant awards under the Plan, except that, without the consent of an affected participant, no such action may materially adversely affect the rights of such participant under any award theretofore granted to him or her. Following the occurrence of a Change in Control (as defined in the Plan), the MMC Board of Directors may not terminate the Plan or amend the Plan with respect to awards that have already been granted in any manner adverse to employees.

E.

The restricted stock is awarded in accordance with such additional administrative regulations as the Committee may, from time to time, adopt. All decisions of the Committee upon any questions arising under these terms and conditions or the Plan shall be conclusive and binding.

F.	During your lifetime, no right hereunder related to the restricted stock shall be transferable except by will or the laws of descent and distribution.

G.

This award of restricted stock does not give you any right to continue to be employed by the Company, or restrict, in any way, your right or the right of your employer to terminate your employment, at any time, for any reason not specifically prohibited by law.

H.

No more than eight million (8,000,000) shares of MMC common stock (par value $1.00 per share), plus such number of shares remaining unused under pre-existing stock plans approved by MMC’s stockholders, may be issued under the Plan. Employees of the Company will be eligible for awards under the Plan. MMC common stock is traded on the New York Stock Exchange under the symbol “MMC” and is subject to market price fluctuation. The restricted stock may be obtained through open market purchases, treasury stock or newly issued shares.

I.	You may obtain an account statement for your award and more information by making a request to:

Marsh & McLennan Companies, Inc.

Attention: Senior Manager, Global Compensation

5-Year Restricted Stock Awards

1166 Avenue of the Americas

New York, New York 10036-2774

Telephone: (212) 948-3523 or (212) 345-5000

J.

The Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974. Your right to payment of your award is the same as the right of an unsecured general creditor of the Company.

K.	There are no investment fees associated with your award, and MMC pays all administrative expenses associated with your award.

L.

Any shares that may be deliverable to you following your death shall be delivered to the person or persons to whom your rights pass by will or the law of descent and distribution, and such delivery shall completely discharge MMC’s obligations under the award.

VII.	FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the United States Federal income tax consequences of holding restricted stock. This discussion does not address all aspects of the U.S. Federal income tax consequences that may be relevant to you in light of your personal investment or tax circumstances and does not discuss any state or local tax consequences of holding restricted stock. This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Please consult your own tax advisor concerning the application of the U.S. Federal income tax laws to your particular situation, as well as the applicability and effect of any state or local tax laws before taking any actions with respect to your restricted stock award.

The value of your restricted stock award is not includible in gross income upon grant. Upon lapse of the forfeiture conditions or transfer restrictions (the “vesting date”), you will recognize ordinary income equal to the Fair Market Value of the shares of common stock on the date of lapse, and such income will be subject to income and employment tax withholding. Your basis in the restricted stock will be equal to the Fair Market Value of the restricted stock on your date of vesting, and your holding period in such restricted stock will begin on the vesting date. If any dividends are paid on such shares prior to the vesting date, they will be includable in your income during the restricted period as additional compensation (and not as dividend income) and will be subject to income and employment tax withholding. In the taxable year in which you recognize ordinary income on account of shares of common stock awarded to you, the Company generally will be entitled to a deduction equal to the amount of income recognized by you.

VIII.	RESALE RESTRICTIONS

If you are an “affiliate” of MMC at the time the forfeiture conditions or transfer restrictions lapse on your restricted stock award, your ability to resell those shares may be restricted. In order to resell such shares, you will be required either to observe the resale limitations of Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or offer your shares for resale in compliance with another applicable exemption from the registration requirements of the Securities Act.

An “affiliate” is defined, for purposes of the Securities Act, as a person who directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, MMC. A “person” is defined to include any relative or spouse of the person and any relative of the person’s spouse who has the same home as the person, any trust, estate, corporation or other organization in which the person or any of the foregoing persons has collectively more than 10% beneficial interest, and any trust or estate for which the person or any of the foregoing persons serves as trustee, executor or in any similar capacity. A person “controls, is controlled by or is under common control” with MMC when that person directly or indirectly possesses the power to direct or cause the direction of the management and policies of MMC whether through the ownership of voting securities, by contract or otherwise.

IX.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Annual Report on Form 10-K of MMC for its last fiscal year, MMC’s Registration Statement on Form 8 dated February 3, 1987, describing MMC common stock, including any amendment or reports filed for the purpose of updating such description, and MMC’s Registration Statement on Form 8-A/A dated January 26, 2000, describing the Preferred Stock Purchase Rights attached to the common stock, including any further amendment or reports filed for the purpose of updating such description, which have been filed by MMC under the Securities Exchange Act of 1934, as amended (the Exchange Act), are incorporated by reference herein.

All documents subsequently filed by MMC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the end of MMC’s last fiscal year and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Participants may receive without charge, upon written or oral request, a copy of any of the documents incorporated herein by reference and any other documents that constitute part of this Prospectus by contacting the Senior Manager, Global Compensation of MMC as indicated above.